Exhibit 99.1

NV5 Holdings Reports Second Quarter 2013 Results

- Revenues Up 16% to $17.1 Million Drives Net Income of $0.18 per Diluted Share -

HOLLYWOOD, Florida – August 13, 2013 – NV5 Holdings, Inc. (the “Company”) (NASDAQ: NVEEU), a provider of professional and technical engineering and consulting solutions, reported financial results for the second quarter and six months ended June 30, 2013.

Second Quarter 2013 Highlights vs. Second Quarter 2012

•	Total gross contract revenues increased 16% to $17.1 million.

•	Gross profit increased 10% to $8.6 million.

•	Net income increased 66% to $737,000 or $0.18 per diluted share, compared to net income of $444,000 or $0.18 per diluted share.

Second Quarter 2013 Financial Results

Total gross contract revenues in the second quarter of 2013 increased 16% to $17.1 million, compared to $14.8 million in the second quarter of 2012. The increase was due primarily to the start of new projects in the Company’s infrastructure, engineering and support services, as well as the contribution from Kaco and Consilium, which were acquired in the third quarter of 2012 and second quarter of 2013, respectively.

Gross profit in the second quarter of 2013 was $8.6 million, compared to $7.8 million in the second quarter of 2012. The 10% increase in gross profit was due primarily to the increase in revenues.

Income from operations in the second quarter of 2013 increased 46% to $1.1 million or 6.5% of total gross contract revenues, compared to $759,000 or 5.1% of total gross contract revenues in the same year-ago quarter. Net income in the second quarter of 2013 increased 66% to $737,000 or $0.18 per diluted share, compared to net income of $444,000 or $0.18 per diluted share in the second quarter of 2012. The earnings per share during the second quarter of 2013 reflects the full effect of 1,610,000 additional shares outstanding when compared to the outstanding shares during the second quarter of 2012.

At June 30, 2013, cash and cash equivalents totaled $6.7 million, compared to $2.3 million at December 31, 2012. On April 2, 2013, the Company received net proceeds of approximately $8.7 million from its initial public offering.

At June 30, 2013, NV5 Holdings reported backlog of approximately $55.0 million, compared to approximately $53.0 million at March 31, 2013 and approximately $45.0 million at December 31, 2012.

First Half 2013 Financial Results

Total gross contract revenues in the first half of 2013 increased 13% to $32.7 million, compared to $28.9 million in the first half of 2012.

Gross profit in the first half of 2013 increased 11% to $16.9 million, compared to $15.3 million in the first half of 2012.

Income from operations in the first half of 2013 increased significantly to $1.9 million or 5.9% of total gross contract revenues, compared to $325,000 or 1.1% of total gross contract revenues in the first half of 2012. Net income in the first half of 2013 also increased significantly to $1.3 million or $0.40 per diluted share, compared to net income of $102,000 or $0.04 per diluted share in the first half of 2012.

Management Commentary

“We continued the momentum experienced in Q1 with another strong quarter of double-digit revenue and net income growth, as well as expanded backlog,” said Dickerson Wright, chairman and CEO of NV5 Holdings. “These results were achieved from new project wins, our internal focus on performance optimization and the acquisitions of Consilium and Kaco.”

“Our acquisitions to-date have been highly accretive and they’ve either introduced a new service line or strengthened an existing service in a particular geographic market,” continued Wright. “This blueprint is how we expect to execute our acquisition strategy and we continue to evaluate a growing list of companies that would support our platform in this highly fragmented industry.”

Wright concluded: “As we look towards the back half of 2013, we plan to continue our focus on organic growth while staying diligent on our acquisition strategy. NV5 is known in our marketplace as an acquirer that embraces a culture of entrepreneurship and we all share the vision to establish a leading, national engineering platform around our five business lines.”

2013 Outlook

NV5’s guidance for fiscal year 2013 remains on track with gross contract revenues expected to range between $62.0 million and $70.0 million, which would represent an increase of approximately 2% to 16% from 2012 gross contract revenues.

Conference Call

NV5 Holdings will hold a conference call today at 4:30 p.m. Eastern time to discuss its second quarter 2013 results.

The Company’s Chairman and CEO, Dickerson Wright, and CFO, Michael Rama, will host the conference call, followed by a question and answer period.

Date: Tuesday, August 13, 2013

Time: 4:30 p.m. Eastern time

Dial-In number: 1-877-941-4774

International number: 1-480-629-9760

Conference ID: 4632610

Webcast: http://edge.media-server.com/m/p/mfqs7o5n/lan/en

The conference call will be webcast live and available for replay via the investor section of the company’s website at www.NV5.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through September 13, 2013.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4632610

About NV5 Holdings, Inc.

NV5 Holdings, Inc. (NASDAQ: NVEEU) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. The Company primarily focuses on five business service verticals: construction quality assurance, infrastructure engineering, energy services, program management and environmental services. NV5 Holdings operates 22 offices in California, Colorado, Utah, Florida and New Jersey and is headquartered in Hollywood, Florida. For additional information, please visit the Company’s website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the Company’s acquisition and growth strategies; ability to establish a leading, national engineering platform around its five business lines; and guidance relating to financial projections for fiscal year 2013, including gross contract revenues. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the “Risk Factors” set forth in the Company’s most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,711	$2,294
Accounts receivable, net of allowance for doubtful accounts of $1,512 and $1,631 as of June 30, 2013 and December 31, 2012, respectively	16,723	15,052
Prepaid expenses and other current assets	352	311
Deferred income tax assets	536	543

Total current assets	24,322	18,200
Property and equipment, net	1,371	1,273
Intangible assets, net	2,978	2,758
Goodwill	6,593	5,857
Cash surrender value of officers’ life insurance	658	656
Other assets	122	600
Deferred income tax assets	749	619

Total Assets	$36,793	$29,963

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,842	$3,261
Accrued liabilities	3,861	3,082
Income taxes payable	38	1,992
Billings in excess of costs and estimated earnings on uncompleted contracts	472	430
Client deposits	48	47
Current portion of contingent consideration	328	—
Current portion of stock repurchase obligation	739	772
Current portion of notes payable	1,608	3,538

Total current liabilities	10,936	13,122
Contingent consideration, less current portion	621	—
Stock repurchase obligations, less current portion	1,334	1,621
Notes payable, less current portion	3,471	3,851

Total liabilities	16,362	18,594

Commitments and contingencies

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 45,000,000 shares authorized, 4,225,376 and 2,600,000 shares issued and outstanding as of June 30, 2013 and December 31, 2012	42	26
Additional paid-in capital	16,818	9,065
Retained earnings	3,571	2,278

Total stockholders’ equity	20,431	11,369

Total liabilities and stockholders’ equity	$36,793	$29,963

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS COMPREHENSIVE INCOME

(UNAUDITED)

(in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Gross contract revenues	$17,149	$14,823	$32,729	$28,921

Direct costs (excluding depreciation and amortization):
Salaries and wages	4,964	4,146	9,432	8,030
Sub-consultant services	3,092	2,359	5,475	4,688
Other direct costs	522	552	910	949

Total direct costs	8,578	7,057	15,817	13,667

Gross Profit	8,571	7,766	16,912	15,254

Operating Expenses:
Salaries and wages, payroll taxes and benefits	4,833	4,502	9,748	9,520
General and administrative	1,450	1,367	2,842	3,089
Facilities and facilities related	809	827	1,663	1,607
Depreciation and amortization	372	311	723	713

Total operating expenses	7,464	7,007	14,976	14,929

Income from operations	1,107	759	1,936	325

Other (expense) income:
Interest expense	(43)	(93)	(136)	(174)

Total other (expense)	(43)	(93)	(136)	(174)

Income before income tax expense	1,064	666	1,800	151
Income tax expense	(327)	(222)	(507)	(49)

Net income and comprehensive income	$737	$444	$1,293	$102

Basic Earnings per Share	$0.20	$0.19	$0.43	$0.04

Diluted Earnings per Share	$0.18	$0.18	$0.40	$0.04

Company Contact:

NV5 Holdings, Inc.

Richard Tong

Tel 1-954-495-2114

IR@NV5.com

Investor Relations:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

NVEE@liolios.com